Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings
Participating Funds
  U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Global High Yield Corporate Bond ETF (ISHGHYG) iShares Baa - Ba Rated Corporate Bond ETF (ISHQLTB)
BlackRock Limited Duration Income Trust (BLW)
BlackRock Funds II, High Yield Bond Portfolio (BR-HIYLD)
BlackRock Multi-Asset Income - High Yield Portfolio (BR-INC-HY) BlackRock Multi-Asset Income - Passive High Yield Portfolio (BR-INC-
PHY)
BlackRock Secured Credit Portfolio (BR-MSB)
BlackRock Credit Allocation Income Trust (Preferred Sleeve) (BTZ-PREF) BlackRock High Yield Portfolio of BlackRock Series Fund, Inc (BVA-HI) BlackRock High Yield V.I. Fund (BVA-HY)
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Corporate High Yield Fund, Inc. (HYT)
MIST BlackRock High Yield Portfolio (MIST-HY)
AST BlackRock Global Strategies Portfolio (US High Yield) (PRU-AA-HY)

The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:
05-28-2015
Security Type:
BND/CORP

Issuer
MarkWest Energy Partners, L.P. and MarkWest Energy
Finance Corporation (2025)
Selling Underwriter
Wells Fargo Securities, LLC
Affiliated Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Wells Fargo Securities, LLC, Barclays Capital
Inc., Citigroup Global Markets Inc., Goldman,
Sachs & Co., J.P. Morgan Securities LLC, Merrill
Lynch, Pierce, Fenner & Smith Incorporated, Morgan
Stanley & Co. LLC, RBC Capital Markets, LLC,
SunTrust Robinson Humphrey, Inc., U.S. Bancorp
Investments, Inc., UBS Securities LLC, BBVA
Securities Inc., BNP Paribas Securities Corp.,
Capital One Securities, Inc., Comerica Securities,
Inc., Natixis Securities Americas LLC, PNC Capital
Markets LLC, SMBC Nikko Securities America, Inc.
Transaction Details
Date of Purchase
05-28-2015

Purchase Price/Share(per share / % of par)
$99.026
Total Commission, Spread or Profit
0.95833 %

1.  Aggregate Principal Amount Purchased (a+b)
$100,000,000
a.  US Registered Funds (Appendix attached
with individual Fund/Client purchase)
$57,770,000
b.  Other BlackRock Clients
$42,230,000
2.  Aggregate Principal Amount of Offering
$1,200,000,000
Fund Ratio [Divide Sum of #1 by #2]Must be less than 0.25
0.08333

Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[X]U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ]Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ]Eligible Municipal Securities
[ ]Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ]Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]
YES
[ ]
NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.
No Benefit to Affiliated Underwriter (check ONE)
[X]
YES
[ ]
NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:
Dillip Behera
Date:
06-01-2015

Global Syndicate Team Member

Approved by:
Steven DeLaura
Date:
06-01-2015

Global Syndicate Team Member